Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

PITTSBURGH, June 12, 2009 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced financial results for first quarter 2009. A loss of $23.6 million was recorded for the quarter ended March 31, 2009.

Operating Results
For the first quarter of 2009, FHLBank’s net loss totaled $23.6 million, a decrease of $81.1 million, or 141.0%, compared to net income of $57.5 million for first quarter 2008. The decrease was primarily due to $30.5 million of other-than-temporary impairment (OTTI) credit loss charges taken on the Bank’s held-to-maturity investment portfolios for the first quarter of 2009 as well as the establishment of a $35.3 million reserve related to the Lehman Brothers Special Financing, Inc. receivable associated with the Lehman Brothers Holding, Inc. bankruptcy, as previously reported. The first quarter 2009 net loss resulted in loss per share of $0.59 compared to earnings per share of $1.40 in the same period of 2008, and prevented FHLBank Pittsburgh from setting aside funds for affordable housing programs.

Balance Sheet Highlights
Total loans to members, also called advances, decreased $9.9 billion, or 15.9%, to $52.3 billion at
March 31, 2009, compared to $62.2 billion at December 31, 2008. Demand for advances began to decline in the fourth quarter of 2008 and continued into the first quarter of 2009 as members gained access to additional liquidity from the Federal Reserve Banks and other government programs that only became available in the second half of 2008.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports First Quarter 2009 Results – page two

At March 31, 2009, total assets were $83.3 billion, a decrease of $7.5 billion, or 8.3%, from $90.8 billion at December 31, 2008. Total capital at March 31, 2009, was $3.8 billion, a decrease of $293.1 million, or 7.1%, from $4.1 billion at December 31, 2008. Retained earnings were $402.8 million at March 31, 2009, an increase of $232.3 million, or 136.2%, from $170.5 million at December 31, 2008. The increase in retained earnings was primarily due to the adoption of FSP 115-2, “Recognition and Presentation of Other-Than-Temporary-Impairments,” which required a cumulative effect adjustment as of January 1, 2009. This adjustment increased retained earnings by $255.9 million with an offsetting decrease to accumulated other comprehensive income. At March 31, 2009, FHLBank Pittsburgh remained in compliance with all regulatory capital requirements.

Dividend Announcement
On December 23, 2008, FHLBank Pittsburgh management and Board of Directors announced the suspension of both dividend payments and the repurchase of capital stock until such time as it becomes prudent to reinstate either or both. Therefore, no dividends were declared or paid in the first quarter of 2009.

Detailed financial information is available in FHLBank Pittsburgh’s first quarter 2009 Form 10-Q filing and 2008 Form 10-K, which can be accessed through FHLBank Pittsburgh’s Web site at www.fhlb-pgh.com, or on the SEC’s Web site at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At March 31, 2009, it had 320 members in its district of Delaware, Pennsylvania and West Virginia and approximately $83 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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